                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                         event reported): June 11, 1997

                              ESS TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

      CALIFORNIA                    0-26660                     94-2928582
 (State or other                  (Commission                (I.R.S. Employer
 jurisdiction of                   File Number)              Identification No.)
 incorporation or
  organization)

                            48401 FREMONT BOULEVARD
                            FREMONT, CALIFORNIA 94538
               (Address of principal executive offices) (Zip code)

                                 (510) 492-1088
              (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

      Pursuant to the First Amended and Restated Agreement and Plan of Reorganization, dated as of April 27, 1997 (the "Reorganization Agreement"), by and among ESS Technology, Inc., a California corporation ("ESS"), EP Acquisition Corporation, a California corporation and wholly-owned subsidiary of ESS ("Merger Sub"), and Platform Technologies, Inc., a California corporation ("Platform"), and the related Agreement of Merger (the "Merger Agreement") filed with the California Secretary of State on June 11, 1997, Merger Sub was merged with and into Platform (the "Merger"). As a result of the Merger, Platform has become a wholly-owned subsidiary of ESS. The details of the announcement of the Reorganization Agreement and the announcement of completion of the Merger are contained in ESS's press releases dated April 16, 1997, April 29, 1997 and June 12, 1997 attached as exhibits hereto and incorporated by reference herein. The acquisition is being accounted for as a purchase transaction.

      At the time the Merger became effective on June 11, 1997 (the "Effective Time"), each issued and outstanding share of Platform Common Stock, Class B Common Stock and Preferred Stock was converted into and exchanged for ESS
Common Stock as follows: (i) each share of Platform Common Stock was converted into 0.3268199 of a share of ESS Common Stock; (ii) each share of Platform Class B Common Stock was converted into and exchanged for 0.2282324 of a share of ESS Common Stock; (iii) each share of Platform Series A Preferred Stock was converted into and exchanged for 0.2434650 of a share of ESS Common Stock; (iv) each share of Platform Series B Preferred Stock was converted into and exchanged for 0.2891619 of a share of ESS Common Stock; (v) each share of Platform Series C Preferred Stock was converted into and exchanged for 0.4567173 of a share of ESS Common Stock. Each issued and outstanding option to purchase shares of Platform Common Stock and Platform Class B Common Stock (collectively, the "Platform Options") was converted into an option to purchase that number of shares of ESS Common Stock determined by multiplying the number of Platform shares subject to such Platform Option by the applicable exchange ratio set forth above. The aggregate number of shares of Common Stock of ESS issued in accordance with the terms of the Reorganization Agreement and the Merger Agreement upon such conversion and exchange was 1,585,642 shares. An additional 954,346 shares of ESS Common Stock are issuable under outstanding options assumed by ESS in the Merger. No fractional shares of ESS Common Stock were issued or are issuable in connection with such conversion and exchange. In lieu thereof, ESS has paid or will pay to the holders of fractional shares of ESS Common Stock an amount in cash (rounded to nearest whole cent) equal to such fractional share interest multiplied by $13.13.

      Under the terms of the Reorganization Agreement, a total of 158,556 shares of ESS Common Stock issued as described in the preceding paragraph will be held in escrow for the purpose of indemnifying ESS against certain liabilities of Platform. The Escrow Period shall terminate with respect to the Escrow Shares upon the first anniversary of the Effective Time. In addition, 10% of the shares of ESS Common Stock issued upon exercise of the Platform Options will be held in escrow for such purposes.

      ESS has granted the holders of the shares of ESS Common Stock issued in the Merger certain registration rights for a period of one year following the Effective Time.

      The amount of consideration paid in connection with the Merger was determined in arms-length negotiations between officers of ESS and Platform. The terms of the transaction were approved by the Boards of Directors of ESS, Merger Sub and Platform and by the shareholders of Merger Sub and Platform.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (a)   Financial Statements of Business Acquired.

            Audited financial statements of Platform have not been included. Such financial statements will be filed by amendment to this Current Report on Form 8-K not later than 60 days following the date this Current Report is required to be filed.

      (b)   Pro Forma Financial Information.

            Pro Forma financial information relative to Platform has not been included. Such pro forma financial information will be filed by amendment to this Current Report on Form 8-K not later than 60 days following the date this Current Report is required to be filed.

      (c)   Exhibits.

            2.1 First Amended and Restated Agreement and Plan of Reorganization dated as of April 27, 1997 among Registrant, EP Acquisition Corporation and Platform Technologies, Inc.

            20.1 ESS Press Release dated April 16, 1997 announcing execution of the Agreement and Plan of Reorganization.

            20.2 ESS Press Release dated April 29, 1997 announcing the conversion of the acquisition of Platform Technologies, Inc. from a pooling-of-interests to a purchase transaction.

            20.3 ESS Press Release dated June 12, 1997 announcing completion of acquisition of Platform Technologies, Inc.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    ESS Technology, Inc.
                                    (Registrant)


Dated:  June 24, 1997               By:  /s/ JOHN H. BARNET
                                         ---------------------------------------
                                         John H. Barnet
                                         Chief Financial Officer

                                INDEX TO EXHIBITS


Exhibit
  No.                          Exhibit
-------                        -------
   2.1          First Amended and Restated Agreement
                and Plan of Reorganization dated as of
                April 27, 1997 among Registrant,
                EP Acquisition Corporation and Platform
                Technologies, Inc.

   20.1         ESS Press Release dated April 16, 1997
                announcing execution of the Agreement
                and Plan of Reorganization.

   20.2         ESS Press Release dated April 29,
                1997 announcing the conversion of the
                acquisition of Platform Technologies,
                Inc. from a pooling-of-interests to a
                purchase transaction.

   20.3         ESS Press Release dated June 12, 1997
                announcing completion of acquisition of
                Platform Technologies, Inc.